Exhibit 99.1

FOR IMMEDIATE RELEASE FRIDAY, OCTOBER 9, 2009 Contact: David Vander Zanden Mark Fleming Chief Executive Officer Communications & Investor Relations 920-882-5602 920-882-5646

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES COO RESIGNATION

Greenville, WI, October 9, 2009—School Specialty (NASDAQ:SCHS), a leading provider of innovative learning solutions and supplemental learning products to the preK-12 market, today announced that President and Chief Operating Officer Thomas Slagle, 48, has resigned for personal and family reasons resulting from the unexpected loss of his wife to cancer last year. Tom has expressed the need to find balance and focus more time on his family and their needs re-adjusting after the loss. His resignation is effective October 31, 2009.

“We are very sorry to see Tom leave School Specialty, but deeply respect and admire his decision to place his priorities on his family based on the circumstances. Tom has made many contributions over the past several years and has led the efforts to create a more efficient, focused and disciplined business,” said David Vander Zanden, CEO.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.